Exhibit (p)

                     CERTIFICATE OF THE SOLE STOCKHOLDER OF
                     MERCURY SENIOR FLOATING RATE FUND, INC.

      Fund Asset Management, L.P., the holder of 10,000 shares of common stock, par value $0.10 per share of Mercury Senior Floating Rate Fund, Inc., a Maryland corporation (the "Fund"), does hereby confirm to the Fund its representation that it purchased such shares for investment purposes, with no present intention of redeeming or reselling any portion thereof.

                                        FUND ASSET MANAGEMENT, L.P.

                                        By: /s/ Terry K. Glenn
                                           -------------------------------
                                                  Authorized Officer

Dated: October 6, 2000